SCHEDULE 13G

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934
                               (Amendment No. 1)*

                            Flextronics International
                            -------------------------
                                (Name of Issuer)

                                     Common
                                     ------
                         (Title of Class of Securities)

                                    Y2573F102
                                    ---------
                                 (CUSIP Number)



*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1334 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes)

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 2 of 17 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA CAPITAL GROWTH FUND  95-4107950
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
---------------------------- ------- ----------------------------------------------------------------------------------------------
     NUMBER OF SHARES          5     SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH           -0-
   REPORTING PERSON WITH
                             ------- ----------------------------------------------------------------------------------------------
                               6     SHARED VOTING POWER

                                     709,540
                             ------- ----------------------------------------------------------------------------------------------
                               7     SOLE DISPOSITIVE POWER
                                     -0-
                             ------- ----------------------------------------------------------------------------------------------
                               8     SHARED DISPOSITIVE POWER
                                     709,540
---------------------------- ------- ----------------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              709,540
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.3%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

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

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 3 of 17 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA PARTNERS (CF)   95-4107954
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH                     -0-
   REPORTING PERSON WITH
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER

                                                709,540
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER
                                                -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER
                                                709,540
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

              709,540
------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

              5.3%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------                                     -----------------------------------------
CUSIP No.Y2573F102                                                   13G                                Page 4 of 17 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              SEQUOIA TECHNOLOGY PARTNERS III   95-4121745
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     x
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              California
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH                     -0-
   REPORTING PERSON WITH
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER

                                                45,291
                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER

                                                -0-
                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER
                                                45,291

----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              45,291

------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              Less than 1%

------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              PN
------------- ---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 5 of 17 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              THOMAS STEPHENSON
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH                     -0-
   REPORTING PERSON WITH
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER
                                                754,831

                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER
                                                -0-

                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER
                                                754,831

----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              754,831

------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              5.7%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 6 of 17 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              DONALD VALENTINE
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH                     -0-
   REPORTING PERSON WITH
                                         ----- ------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER
                                               754,831

                                         ----- ------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER
                                               -0-

                                         ----- ------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER
                                               754,831

---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              754,831

------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              5.7%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                                  Page 6 of 17


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 7 of 17 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              MICHAEL MORITZ
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              UK
---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     NUMBER OF SHARES                     5    SOLE VOTING POWER
BENEFICIALLY OWNED BY EACH                     36,000
   REPORTING PERSON WITH
                                         ----- ------------------------------------------------------------------------------------
                                          6    SHARED VOTING POWER
                                               754,831

                                         ----- ------------------------------------------------------------------------------------
                                          7    SOLE DISPOSITIVE POWER
                                               36,000

                                         ----- ------------------------------------------------------------------------------------
                                          8    SHARED DISPOSITIVE POWER
                                               754,831

---------------------------- ----------- ----- ------------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              790,831

------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              5.9%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                                  Page 7 of 17


-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 8 of 17 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              GORDON RUSSELL
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH                     -0-
   REPORTING PERSON WITH
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER
                                                754,831

                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER
                                                -0-

                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER
                                                754,831

----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              754,831

------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              5.7%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

                                  Page 8 of 17
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

-----------------------------------------------------                                     -----------------------------------------
CUSIP No. Y2573F102                                                  13G                                Page 9 of 17 Pages
-----------------------------------------------------                                     -----------------------------------------

------------- ---------------------------------------------------------------------------------------------------------------------
     1        NAME OF REPORTING PERSONS
              S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSONS

              PIERRE LAMOND
------------- ---------------------------------------------------------------------------------------------------------------------
     2        CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*                               (a)     o
                                                                                              (b)     X
------------- ---------------------------------------------------------------------------------------------------------------------
     3        SEC USE ONLY


------------- ---------------------------------------------------------------------------------------------------------------------
     4        CITIZENSHIP OR PLACE OF ORGANIZATION

              US
----------------------------- ----------- ----- -----------------------------------------------------------------------------------
      NUMBER OF SHARES                     5    SOLE VOTING POWER
 BENEFICIALLY OWNED BY EACH                     -0-
   REPORTING PERSON WITH
                                          ----- -----------------------------------------------------------------------------------
                                           6    SHARED VOTING POWER
                                                754,831

                                          ----- -----------------------------------------------------------------------------------
                                           7    SOLE DISPOSITIVE POWER
                                                -0-

                                          ----- -----------------------------------------------------------------------------------
                                           8    SHARED DISPOSITIVE POWER
                                                754,831

----------------------------- ----------- ----- -----------------------------------------------------------------------------------
     9        AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
              754,831

------------- ---------------------------------------------------------------------------------------------------------------------
     10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES*


------------- ---------------------------------------------------------------------------------------------------------------------
     11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
              5.7%
------------- ---------------------------------------------------------------------------------------------------------------------
     12       TYPE OF REPORTING PERSON*

              IN
------------- ---------------------------------------------------------------------------------------------------------------------

       (a)        Name of Issuer:           Flextronics International
                                                     .
       (b)        Address of Issuer's Principal Executive Offices:
                                                     2241 Lundy Avenue
                                                     San Jose, California 95131
Item 2.

       (a)        Name of Persons Filing:   Sequoia Capital Growth Fund ("SCGF")
                                                     Sequoia Partners (CF)
                                                       ("SP(CF)")
                                                     Sequoia Technology Partners
                                                        III("STP III")
                                                     Pierre Lamond ("PL")
                                                     Donald T. Valentine ("DTV")
                                                     Thomas F. Stephenson
                                                       ("TFS")
                                                     Gordon Russell ("GR")
                                                     Michael Moritz ("MM")

       SP(CF) is the General Partner of SCGF. PL, DTV, TFS, MM, and GR are General Partners of SP(CF) and STP III.

       (b)        Address of Principal Business Office or, if None, Residence:
                                            3000 Sand Hill Road
                                            Building 4, Suite 280
                                            Menlo Park, CA  94025

       (c)        Citizenship:
                                            SCGF,  SP(CF),  STP III:  California
                                            PL, DTV, TFS, GR: United States; MM:
                                            UK

       (d)        Title of Class of Securities:
                                            Common Stock

       (e)        CUSIP Number:             Y2573F102


Item 3. If this statement is filed pursuant to Rules 13d-1(b),or 13d-2(b), check whether the person filing is a:

Not applicable

Item 4.  Ownership

See Rows 5 through 11 of cover pages

Item 5.  Ownership of Five Percent or Less of a Class

       If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following:

         Instruction. Dissolution of a group requires a response to this item.


Item 6.  Ownership of More than Five Percent on Behalf of Another Person

Not applicable

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company

Not applicable

Item 8.  Identification and Classification of Members of the Group

Not applicable

Item 9.  Notice of Dissolution of Group

Not applicable

Item 10. Certification

         [The following certification shall be included if the statement is filed pursuant to Rule 13d-1(b):]

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.]


[EXHIBITS]

[A:    Joint Filing Statement]

                                    SIGNATURE

       After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Date:  February 7, 1997

SEQUOIA CAPITAL GROWTH FUND
By its General Partner,
Sequoia Partners (CF)

SEQUOIA TECHNOLOGY PARTNERS III

--------------------------------
Thomas Stephenson, General Partner



--------------------------------
Pierre Lamond


--------------------------------
Donald T. Valentine


--------------------------------
Thomas F. Stephenson


--------------------------------
Gordon Russell


--------------------------------
MichaelMoritz

                                    EXHIBIT A

                             JOINT FILING STATEMENT

       Pursuant to Rule 13d-1(f)(1), we, the undersigned, hereby express our agreement that the attached Schedule 13G is filed on behalf of each of us.

Date:  February 7, 1997

SEQUOIA CAPITAL GROWTH FUND
By its General Partner,
Sequoia Partners (CF)

SEQUOIA TECHNOLOGY PARTNERS III


--------------------------------
Thomas Stephenson, General Partner





--------------------------------
Pierre Lamond


--------------------------------
Donald T. Valentine


--------------------------------
Thomas F. Stephenson


--------------------------------
Gordon Russell


--------------------------------
Michael Moritz